Exhibit 99.1

DALLAS, TEXAS (May 23, 2006) - Dresser, Inc. announced today that it is extending the expiration time of its previously announced consent solicitation from the holders of record, as of May 8, 2006, of its outstanding $550.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011.

The expiration time has been extended from May 23, 2006, to 5 p. m., New York City time, on May 26, 2006, unless further extended or terminated by the company. All other aspects of the consent solicitation, which commenced on May 9, 2006, remain unchanged and in effect.

The consent solicitation seeks an amendment and waiver of certain reporting requirements related to the company’s previously announced delay in issuing its 2005 annual and 2006 quarterly financial statements.

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated May 9, 2006, as amended by the terms described above.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

###

COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com